Exhibit 99.1

Stock Yards Bancorp, Inc. Announces Definitive Agreement to Acquire King Bancorp, Inc. and Expand Its Footprint Into Nelson County

LOUISVILLE, Ky.--(BUSINESS WIRE)--December 19, 2018--Stock Yards Bancorp, Inc. ("Stock Yards" or the "Company") (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that it has entered into a definitive agreement to acquire all of the common stock of privately held King Bancorp, Inc. ("King"). The all-cash transaction, valued at $28 million, is expected to close during the second quarter of 2019, subject to customary regulatory approval and completion of closing conditions.

King, headquartered in Louisville, is the holding company for King Southern Bank, which operates five branches – three in the greater Louisville area and two in Nelson County, approximately 60 miles southeast of Louisville. As of September 30, 2018, King had approximately $195 million in assets, $168 million in loans, $126 million in deposits and $16 million in tangible common equity.

Commenting on the announcement, James A. (Ja) Hillebrand, Chief Executive Officer of Stock Yards, said, "We are excited about the opportunity this transaction presents to expand our market share in greater Louisville – where we are already among the largest locally based banks in the city – and extend our reach to new markets in the towns of Bloomfield and Chaplin in Nelson County, Kentucky. Like King Southern Bank, we have built a reputation for responsive, high quality customer service, and in that regard our two companies share a unique alignment of core philosophies, values and ambitions that should make the integration process simple and, for King's customers, seamless and transparent. We look forward to serving these customers with a broader array of products, capabilities and resources – including one of the top wealth management groups in the country – which should translate into meaningful enhancements to the way they experience banking. In turn, we expect to realize additional growth in loans and deposits beyond our own organic expansion, as well as greater efficiencies in our business, in the months and years ahead." Mr. Hillebrand noted that the all-cash acquisition is expected to enable Stock Yards to leverage its capital effectively and achieve mid-single digit earnings per share accretion on a fully phased-in basis.

James O. (Jimmy) King, III, President and Chief Executive Officer of King, added, "We have continued to pursue a vision of community banking that we have advanced since our founding. This transaction provides an increased competitive advantage in the banking arena, not only from the standpoint of products and services, but also those related to customer-facing technology and data security. We are pleased to become part of a like-minded institution to provide enhanced service and value to our customers and communities." Mr. King will join Stock Yards Bank & Trust Company upon the acquisition's completion, where he will help ensure a smooth transition of King Southern Bank's customers. He will continue in a role of promoting outstanding customer service and strong business development, which has been a hallmark of King's ongoing growth over the years, and he will join Stock Yards Bank & Trust Company's executive loan committee.

Banks Street Partners, LLC served as financial advisor and Stoll Keenon Ogden PLLC acted as legal counsel to Stock Yards. Sandler O'Neill + Partners L.P. served as financial advisor and Frost Brown Todd LLC acted as legal counsel to King.

About Stock Yards Bancorp, Inc.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

About King Bancorp, Inc.

King Bancorp, Inc.'s subsidiary, King Southern Bank, was founded in 1919 as the former People's State Bank in Nelson County, Kentucky. King Southern Bank has grown to be a trusted, family-owned financial institution and has a robust history of supporting locally owned small businesses through personal service grounded in a keen understanding of local needs and opportunities.

Forward-Looking Statements

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed acquisition (the "Acquisition") between Stock Yards Bancorp, Inc. ("Stock Yards") and King Bancorp, Inc. ("King"), including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Acquisition, as well as other statements of expectations regarding the Acquisition, and other statements of Stock Yard's goals, intentions and expectations; statements regarding Stock Yard's business plan and growth strategies; statements regarding the asset quality of King's loan and investment portfolios; and estimates of King's risks and future costs and benefits, whether with respect to the Acquisition or otherwise. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2017.

Supplemental Information

Key Transaction Metrics
Purchase price	$28.0 million
Price/tangible book value	177%
Price/LTM earnings[1]	12x
Consideration	100% cash
EPS accretion[2]	Approximately 5%
Tangible book value dilution at closing	3.7%
Tangible book value earn-back period[3]	Approximately 3.8 years

Cost Savings, Transaction Costs and Purchase Accounting
% of non-interest expenses	41%
2019 phase-in	50%
2020 phase-in	100%
One-time costs[4]	$2.4 million
Loan mark5	1.6%

1 LTM earnings tax effected at a rate of 35% for 2017 and 21% for 2018.
2 On a fully phased-in basis with no revenue enhancements or cross-sell opportunities assumed.
3 Utilizing the cross-over method.
4 Incurred at closing.
5 Preliminary adjustment for credit and interest rates on loans outstanding as of September 30, 2018; gross of existing ALLL.

Contacts
Nancy B. Davis
Executive Vice President, Treasurer and Chief Financial Officer
(502) 625-9176